Exhibit 5.1

16 December 2008

Trintech Group plc

Block C

Central Park

Leopardstown

Dublin 18

Ireland

Registration Statement for Trintech Group plc (the Company) on Form F3

Dear Sirs,

We refer to the Registration Statement on Form F3 to be filed by you with the Securities & Exchange Commission on or about 12 December 2008 (the Registration Statement) in connection with the registration for resale under the US Securities Act of 1933, as amended, of up to 1,015,500 of the Company’s Ordinary Shares of par value $0.0027 per share (the Ordinary Shares) underlying 507,750 American Depositary Shares represented by 507,750 American Depositary Receipts (ADRs) issued in connection with the agreement between the Company, Trintech Inc. (a wholly owned subsidiary of the Company), Movaris, Inc. and Sparta Acquisition, Inc. pursuant to which Sparta Acquisition, Inc. merged with and into Movaris, Inc. (the Transaction).

Although we have not been involved in the Transaction, as your legal counsel, we have examined the Corporate Certificate (the Certificate) signed by the Chief Financial Officer and Company Secretary dated 16 December 2008 and such other documents as we have considered necessary or desirable to examine in order that we may give this opinion. For the purpose of this opinion we have assumed:-

1. the accuracy and completeness of the information contained in, and the genuineness of the signature on, the Certificate;

2. the completeness and conformity to the originals of all copies of documents of any kind furnished to us;

3. that the Memorandum and Articles of Association of the Company are correct and up to date;

4. that the copy of the direction to Capita Corporate Registrars plc relating to the issue and allotment to Bank of New York of the Ordinary Shares underlying 507,750 American Depository Shares or the issue of the ADRs is correct and accurate and was not, prior to it being acted on, revoked;

5. that, save as indicated in the Certificate, the copies of the minutes of the meetings attached to the Certificate and produced to us are true copies and correctly record the proceedings of such meetings and/or the subject matters which they purport to record and that any other meetings referred to in such copies were duly convened and held and that all resolutions set out or referred to in such minutes were duly passed and are in full force and effect and have not been varied;

6. that there are no agreements, understandings or arrangement, whether written or oral, in existence which in any way amend or vary the terms of the Transaction;

7. the accuracy and completeness of all information appearing on the public records; and

8. that the Company entered into the Transaction in good faith for its legitimate business purposes, for good consideration, and that it derived commercial benefit from the Transaction commensurate with the risks undertaken by it in the Transaction and that the Transaction did not involve the giving by the Company or any of its subsidiaries of financial assistance.

We express no opinion as to any matters falling to be determined other than under the laws of Ireland and, without reference to provisions of other laws imported by Irish private international law, in Ireland as at the date of this letter. Subject to that qualification and the other qualifications and assumptions set out herein we are of the opinion that the Ordinary Shares which underlie the American Depositary Shares were duly authorised, validly issued and fully paid up.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, any amendment thereto.

Yours faithfully,

A&L Goodbody